Exhibit 3.26

AMENDED AND RESTATED OPERATING AGREEMENT

OF

90210 MANAGEMENT COMPANY, LLC

This Amended and Restated Operating Agreement (this “Agreement”) of 90210 MANAGEMENT COMPANY, LLC, a Delaware limited liability company (the “Company”), is entered into as of August 7, 2018, by HILTON ILLINOIS HOLDINGS LLC (the “Member,” and together with any additional or substitute members, each, a “Member” and collectively, the “Members”).

WHEREAS, the Company was formed as a limited liability company pursuant to, and in accordance with, the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”), and is currently governed by an Operating Agreement dated January 24, 2006 (“Existing Agreement”).

WHEREAS, the Member desires to amend and restate the Existing Agreement in its entirety.

NOW, THEREFORE, the Member hereby amends and restates the Existing Agreement, and hereby agrees as follows:

1. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

2. Powers. The Company (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes, and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act. The Company is capable of carrying on its business in its own right and all assets of the Company shall be the property of the Company until such time as such assets may be disposed of by the Company.

3. Principal Business Office. The principal business office of the Company shall be located at 7930 Jones Branch Drive, McLean, Virginia 22102, or at such other location as may hereafter be determined by the Members.

4. Registered Office. The address of the registered office of the Company in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808.

5. Registered Agent. The name and address of the registered agent of the Company as of the date hereof for service of process on the Company in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808.

6. Members. Each of the Members set forth on Schedule A attached hereto are members of the Company. The names, addresses and percentage interests of the Members are set forth on Schedule A, as may be amended.

7. Management.

a. Management of the Company. The business and affairs of the Company shall be managed and controlled by its managers (the “Managers”), as set forth on Schedule B. The Managers shall have full and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purposes of the Company.

b. Meetings. Regular meetings of the Managers may be called on at least twenty four (24) hours notice to each Manager, either personally, by telephone, by mail, by telecopier, by electronic mail or by any other means of communication reasonably calculated to give notice, at such times and at such places as shall from time to time be determined by the Managers, as applicable. Any Manager may call a special meeting on not less than twenty four (24) hours notice to each Manager, either personally, by telephone, by mail, by telecopier, by electronic mail or by any other means of communication reasonably calculated to give notice. Notice of a special meeting need not be given to any Manager if a written waiver of notice, executed by such Manager before or after the meeting, is filed with the records of the meeting, or to any Manager who attends the meeting without protesting the lack of notice prior thereto or at its commencement. The notice shall state the purposes of the meeting.

c. Telephonic or Video Communications. Managers may participate in any meeting by means of conference telephone, video conference or similar communications equipment by means of which all persons participating in such meeting can hear and speak to each other, and such participation in such meeting shall constitute presence in person at the meeting.

d. Action by Consent. Any action required or permitted to be taken at any meeting may be taken without a meeting and without a vote, if a consent or consents in writing (including by email), setting forth the action so taken, shall be signed by the requisite number of Managers whose consent would be needed to take such action at a duly-held meeting at which all Managers were present (provided, that for such purposes an electronic signature shall be valid).

e. Removal of Managers; Resignations; Vacancies. Any Manager may be removed or expelled, with or without cause, at any time. Any Manager may resign at any time upon notice to the Company.

f. Officers. The Managers may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Unless the Managers decide otherwise, if the title is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 13.h may be revoked at any time by the Managers. The officers are set forth on Schedule C.

g. Authorization. Notwithstanding any other provision of this Agreement, each Manager and each Officer, acting singly, is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other person.

8. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Managing Member, (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act, or (c) at any time there are no members of the Company, unless the Company is continued in accordance with the Act.

9. Liquidation. Upon dissolution pursuant to Section 9, the Company’s business and assets shall be liquidated in an orderly manner. The Managing Member or its designee shall be the liquidator to wind up the affairs of the Company. In performing their duties, the liquidators are authorized to sell, distribute, exchange or otherwise dispose of Company assets in accordance with the Act in any manner that the liquidators shall determine.

10. Capital Contributions; Percentage Interest. The Members shall make contributions to the Company in an amount approved by the Members. No Member shall be required or permitted to make any additional contributions without the consent of all of the Members.

11. Distributions. Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Members. Notwithstanding any provision of this Agreement to the contrary, the Company shall not make a distribution to a Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

12. Assignments. No Member may sell, assign, encumber or otherwise transfer in whole or in part its limited liability company interest at any time to any person or entity without the consent of the Managing Member. If a Member transfers its limited liability company interest in the Company, the transferee may be admitted to the Company as a member of the Company upon the approval of the Managing Member and such transferee’s execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, as this Agreement may be amended or restated, which instrument may be a counterpart signature page to this Agreement or a restatement thereof. If a Member transfers its entire limited liability company interest in the Company, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to a Member by merger or consolidation shall, without further act, be a Member hereunder without any action by any person or entity, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and Company shall continue without dissolution.

13. Resignation. No Member may resign from the Company without obtaining the prior consent of the Managing Member.

14. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of the Managing Member.

15. Liability of Members. The Members shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

16. Indemnification. The Company (the “Indemnitor”) shall indemnify and hold harmless the Members, their affiliates and subsidiaries, and all officers, directors, partners, employees, and agents of any of the foregoing (each, an “Indemnitee”) to the full extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, arising from, or in connection with, the performance of any action by such Indemnitee for, on behalf of, or otherwise in connection with, the Company.

17. Amendments. This Agreement may be amended only by written instrument executed by all of the Members.

18. Benefits of Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of any Member.

19. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date set forth above.

HILTON ILLINOIS HOLDINGS LLC, Sole Member

By:	/s/ Abigail Hotchkin
Abigail Hotchkin, Assistant Secretary